Exhibit 23.2

Drake & Klein CPAs
A PCAOB Registered Accounting Firm

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Prospectus, of which this Registration Statement on Form S-1/Amendment 2 is a part, of the audit report dated April 14, 2011 relative to the financial statements of East Coast Diversified Corporation as of December 31, 2010 and for the year then ended.

We also consent to the reference to our firm under the caption "Experts” and the discussion of the change in auditors in the “Recent Developments” section in such Registration Statement.

On January 1, 2012 the audit firm of Randall N. Drake CPA, PA changed its name to Drake & Klein CPAs. The change was reported to the PCAOB as a change of name.  This is not a change of auditors for the Company.

/s/ Drake & Klein CPAs

Drake & Klein CPAs
f/k/a Randall N Drake CPA PA
Clearwater, Florida
February 8, 2012